ITEM 9.01(a) - Interim Financial Statements of Business Acquired

Healthcare Staffing, Inc.
Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	July 2, 2017	January 1, 2017
	(Unaudited)
ASSETS
Current assets:
Cash	$281	$649
Accounts receivable	5,535	7,740
Prepaid expenses and other current assets	153	129
Due from Parent	—	2,500
Total current assets	5,969	11,018
Fixed assets, net	600	804
Total Assets	$6,569	$11,822

LIABILITIES AND STOCKHOLDER'S EQUITY (NET CAPITAL DEFICIENCY)

Current liabilities:
Accounts payable and accrued expenses	$4,767	$7,782
Parent revolver borrowings allocated	—	6,263
Current portion of long-term debt	423	422
Total current liabilities	5,190	14,467

Long-term debt	305	516
Total liabilities	5,495	14,983

Stockholder's equity (net capital deficiency):
Common stock, $1.00 par value, 10,000 shares authorized, issued and outstanding	10	10
Accumulated deficit	1,064	(3,171)
Stockholder's equity (net capital deficiency)	1,074	(3,161)
Total Liabilities and Stockholder's Equity (Net Capital Deficiency)	$6,569	$11,822

See notes to condensed financial statements.

Healthcare Staffing, Inc.
Statements of Operations
(Unaudited, In Thousands)

	For the Six Months Ended
	July 2, 2017	June 26, 2016
Revenue	$30,498	$25,812
Cost of revenue	26,795	22,634
Gross profit	3,703	3,178

Operating expenses:
Selling, general and administrative	1,933	1,882
Depreciation and amortization	223	224
Management fee	918	786
Total operating expenses	3,074	2,892

Operating income	629	286

Interest expense	12	199
Net income	$617	$87

See notes to condensed financial statements.

Healthcare Staffing, Inc.
Statements of Stockholder’s Equity
(Unaudited, In Thousands, Except Share Amounts)

	Common Stock		Retained Earnings (Accumulated Deficit)	Stockholder's Equity (Net Capital Deficiency)
	Shares	Amount
Balance, January 1, 2017	10,000	$10	$(3,171)	$(3,161)
Net income	—	—	617	617
Conversion of allocated Parent revolving line of credit upon Parent's repayment	—	—	6,263	6,263
Distributions	—	—	(2,645)	(2,645)

Balance, July 2, 2017	10,000	$10	$1,064	$1,074

Balance, December 27, 2015	10,000	$10	$(1,043)	$(1,033)
Net income	—	—	87	87

Balance, June 26, 2016	10,000	$10	$(956)	$(946)

See notes to condensed financial statements.

Healthcare Staffing, Inc.
Statements of Cash Flows
(Unaudited, In Thousands)

	For the Six Months Ended
	July 2, 2017	June 26, 2016
Cash flows from operating activities:
Net income	$617	$87
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	223	224
Changes in assets and liabilities:
Accounts receivable	2,205	(712)
Prepaid expenses and other current assets	(24)	61
Accounts payable and accrued expenses	(3,015)	1,451
Net cash provided by operating activities	6	1,111

Cash flows from investing activities:
Repayment of advances to Parent	2,500	(1,027)
Purchases of property and equipment	(19)	—
Net cash provided by (used in) investing activities	2,481	(1,027)

Cash flows from financing activities:
Distributions to Parent	(2,645)	—
Principal payments on long-term debt	(210)	(123)
Net cash used in financing activities	(2,855)	(123)
Net decrease in cash	(368)	(39)
Cash, beginning of year	649	41
Cash, end of period	$281	$2
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$12	$24
Conversion of allocated Parent revolving line of credit upon Parent's repayment	$6,263	$—

See notes to condensed financial statements.

Healthcare Staffing, Inc.
Notes to Condensed Financial Statements

Note 1 - Description of business and summary of significant accounting policies:

Fiscal year

The Company operates on a 52 or 53 week fiscal year ending on the Sunday closest to December 31. There were 53 weeks in the year ended January 1, 2017. The first six months of 2017 and 2016 ended on July 2 and June 26, respectively.

Basis of presentation

The balance sheet as of January 1, 2017 has been derived from the Company’s audited financial statements. In the opinion of management, the unaudited interim condensed financial statements include all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the six months ended July 2, 2017 are not necessarily indicative of the operating results to be expected for the full year or any future period.

Receivables and credit policies

Unbilled receivables included in accounts receivable totaled $1,668,000 and $1,359,000 as of July 2, 2017 and January 1, 2017, respectively. As of July 2, 2017 and January 1, 2017, management has determined no allowance for doubtful accounts is necessary.

Payroll taxes

As of July 2, 2017, the Company accrued approximately $3,494,000 for payroll taxes that had not been remitted to the state and federal governments, including estimated penalties and interest. This amount has been recorded in accounts payable and accrued expenses on the condensed balance sheet. Subsequent to July 2, 2017, the Company paid all employee portions of payroll taxes due totaling $2 million and requested an abatement of the remaining amounts, which represent employer portions, penalties and interest.

Note 2 - Fixed assets:

	July 2, 2017 (unaudited)	January 1, 2017
Computer software	$1,319,800	$1,319,800
Computer and office equipment	186,176	168,061
Furniture and fixtures	35,615	33,956
Leasehold improvements	21,945	21,945
Automobiles	24,500	24,500
	1,588,036	1,568,262
Accumulated depreciation and amortization	(987,690)	(763,998)
Fixed assets, net	$600,346	$804,264
Note 3 - Parent revolver borrowings allocated and long term debt:
Parent revolver borrowings allocated
The Parent had a credit facility with lenders that provided for borrowings under a revolving commitment (the "Revolving Loan"). The Company's accounts receivable collateralized the Revolving Loan and comprised a portion of the borrowing base described below. The credit facility was paid in full in January 2017 by the Parent and therefore HCS converted its allocated portion to equity.

Long-term debt

In 2015, the Company entered into a financing arrangement with Hewlett-Packard related to a software license with Workday, Inc. and related implementation services. The total amount financed was $1,263,000, with a nominal interest rate of 4.305%. The agreement requires monthly principal and interest payments of $37,865 for 36 months beginning March 2016.

The total amount outstanding under this loan was $728,000 as of July 2, 2017. The following is a schedule by year of future maturities of long-term debt:

Fiscal year:
2017	$212,000
2018	441,000
2019	75,000
$728,000
Note 4 - Transactions with related parties:

The Company had entered into a management services agreement with an affiliate. The agreement called for the servicer to perform certain information technology, accounting and financial reporting services. In consideration of these services, the Company incurred a fee equal to 3.0% of revenues. The fee was $918,000 and $787,000 for the six months ended July 2, 2017 and June 26, 2016, respectively. The agreement was terminated in connection with the sale of the Company to Novation.

As of January 1, 2017, the Company had a receivable of $2,500,000 from the Parent, which was paid in full during January of 2017.
Note 5 - Subsequent events:

On February 1, 2017, the Parent entered into an agreement to sell 100% of the stock of the Company to Novation. The sale was completed on July 27, 2017, as described in Novation's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 2, 2017. Net cash paid to Sellers of $23.7 million, consisting of the $24 million purchase price, $1.1 million for the working capital adjustment and a $100,000 extension fee, offset by obligations of the Seller retained by HCS of $1.6 million and by the Seller’s portion of the cost of representations and warranties insurance ($164,000).